Exhibit 10.11
[DATE]
[Name]
[Address]
Dear ___:
This will confirm that, in accordance with the Restated Directors Stock Plan (the “Plan”) of The Talbots, Inc. (the “Company”), the terms of which are incorporated herein, you have been granted an Option for ______shares of Talbots common stock effective ______, 20___ (“Grant Date”).
Details of Option Grant
The exercise price for each share of common stock subject to this Option is $  per share, which was the Closing Price (as defined below) of the common stock on the Grant Date.
This Option shall vest in the following increments on the following dates:
                                                                                                                                                                                        .
This Option may be exercised only to the extent the Option is vested and exercisable. The Option will expire ten (10) years from the Grant Date. This Option is subject to all of the terms of the Plan.
“Closing Price” means the closing price of Talbots common stock reported by the NYSE or the principal securities exchange on which Talbots common stock is then listed or traded.
Vesting Upon Cessation of Board Membership
Upon your retirement, death, or any other cessation of your Board service for any reason (other than for cause, or your unilateral decision to resign from the Board), any unvested shares of Talbots common stock subject to the Option shall continue to vest and become exercisable following such retirement, death or other cessation of Board service at the same time or times as such option shares would otherwise have vested hereunder had such Board service continued. Upon a termination of Board service for cause or such unilateral resignation, the Option as to any unvested shares will automatically expire as of the effective date of the cessation of Board service.
Exercise Period Upon Cessation of Board Membership
Upon your retirement, death or other cessation of your Board service for any reason (other than for cause), this Option will continue to be exercisable with respect to all vested shares and any shares which subsequently become vested in accordance with the terms of this Option, (i) for a period of three (3) years following the effective date of your cessation of Board service or (ii) ninety (90) days following the vesting date of those particular option shares which vest following cessation of Board service, whichever period is greater. In no event, however, shall this Option be exercisable after ten (10) years from the Grant Date.
Upon the cessation of Board service for cause, the exercise period for all vested shares will continue for 90 days following the effective date of such cessation of Board service.

Vesting Upon a Change in Control Event
This Option, to the extent then outstanding and unvested, shall immediately vest upon a Change in Control Event, as such term is defined in the Company’s 2003 Executive Stock Based Incentive Plan.
Section 409A
This Option is intended to be excepted from coverage under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder from time to time by the Department of the Treasury, as a result of being granted with an exercise price per share equal to or greater than the grant date fair market value per share of the common stock subject to the Option, and shall be administered, interpreted and construed accordingly.

Sincerely, THE TALBOTS, INC.
By:
Richard T. O’Connell, Jr.
Secretary, Board of Directors